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                                                                    Exhibit 10.1

                                                                  EXECUTION COPY


                           SHAREHOLDER LOAN AGREEMENT

         This loan agreement, dated as of February 1, 2002, (this "AGREEMENT") is hereby made by and between:

         POLSKA TELEWIZJA CYFROWA WIZJA TV SP. Z O.O., a limited liability company organized under the laws of the Republic of Poland, having its registered office at ul. Muszkieterow 15, 02-273 Warsaw, Poland (the "LENDER"), and

         TELEWIZYJNA KORPORACJA PARTYCYPACYJNA S.A., a joint stock company organized under the laws of the Republic of Poland, having its registered office at Kawalerii No. 5, 00-468 Warsaw, Poland (the "BORROWER").


                                   WITNESSETH

         WHEREAS, the Lender owns 25% of the share capital of the Borrower;

         WHEREAS, the Lender and the Borrower are among the parties to the contribution and subscription agreement dated August 10, 2001 (the "CONTRIBUTION AND SUBSCRIPTION AGREEMENT"), as amended by the closing agreement dated December 7, 2001 (the "CLOSING AGREEMENT"), together with Groupe Canal+ S.A., owner of 49% of the share capital of the Borrower; and

         WHEREAS, pursuant to Article 3.1 (d) of the Contribution and Subscription Agreement, the Lender and Groupe Canal+ S.A. each agreed to make a shareholder loan to the Borrower; and

         WHEREAS, the Lender agreed in said Article 3.1(d) of the Contribution and Subscription Agreement, to make a loan in the amount of the PLN equivalent of 30 million Euros to the Borrower, subject to the terms and conditions set forth herein;

         NOW, THEREFORE, the parties hereto agree as follows.

                                    SECTION 1
                                   DEFINITIONS

         In addition to terms defined elsewhere in this Agreement, wherever used herein, unless the context otherwise requires, the following terms have the following meanings:

         "BUSINESS DAY" means a day, other than a Saturday or a Sunday, on which commercial banks are open for business in Paris, France or Warsaw, Poland.

         "CLOSING AGREEMENT" has the meaning provided in the recitals.

         "CONTRIBUTION AND SUBSCRIPTION AGREEMENT" has the meaning provided in the recitals.

         "EFFECTIVE DATE" means the date first set forth in this Agreement.

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         "EURIBOR" means the European Inter-Bank Offered Rate applicable to three (3) month deposits in Euros as quoted by National Westminster Bank plc in the Reuters EURIBOR page at approximately 11.00 a.m., Brussels time, on the second (2nd) Business Day before the commencement of the relevant Interest Period.

         "EVENT OF DEFAULT" has the meaning provided in Section 7.

         "GROUPE CANAL+ LOAN" means that certain loan agreement, dated the date hereof, entered into by and between Groupe Canal+ S.A. and the Borrower pursuant to Article 3.1 (d) of the Contribution and Subscription Agreement.

         "INTEREST PERIOD" means the twelve (12) month period beginning on January 1 and ending on December 31 of the applicable year; EXCEPT, that the initial Interest Period shall be the period commencing on and including the date the Loan is first disbursed and up to and including December 31, 2002, and the final Interest Period shall be the period commencing on and including January 1, 2012 and up to and including February 1, 2012.

         "INTEREST RATE" has the meaning provided in Section 3.1.

         "LOAN" has the meaning provided in Section 2.1.

         "MAXIMUM INTEREST RATE" has the meaning provided in Section 3.1.

         "PRINCIPAL AMOUNT" means the principal amount of the Loan expressed in Euros.

         "PROFIT" means annual positive net income. Profit shall be determined, for the purposes of this Agreement, on the basis of the audited annual financial statements of the Borrower, which shall be provided to the Lender no later than eight (8) months following the end of the Interest Period in question.

         "REPAYMENT DATE" means February 1, 2012.

                                    SECTION 2
                              LOAN; USE OF PROCEEDS

1.       LOAN

         Subject to the terms and conditions of this Agreement, the Lender agrees to extend to the Borrower, and the Borrower agrees to borrow from the Lender, on the date hereof, a loan in the amount of the PLN equivalent of 30 million Euros, calculated using the best exchange rate of Euro to PLN, on the basis of the bank's commercial purchase rate for Euro which the Lender can obtain in good faith from its bank, being Bank Handlowy w Warszawie S.A., on the date hereof (the "LOAN").

2.       USE OF PROCEEDS

         The Loan will be granted by the Lender on the express condition that the proceeds be used solely to fund the operations of the Borrower and its operating subsidiaries, and the Borrower covenants to, and will cause its operating subsidiaries to, use the proceeds of the Loan solely for such purposes.

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                                    SECTION 3
                                    INTEREST

1.       INTEREST RATE

         (a) The interest rate applicable to each Interest Period shall be equal to a variable interest rate equal to EURIBOR plus three percent (3.0%) (the "INTEREST RATE"), which will accrue during each Interest Period but which will not be capitalized and which will only be payable when the Borrower has made a Profit in respect of the prior Interest Period.

         (b) The maximum Interest Rate over the life of the Loan shall not exceed the lesser of (i) 7.0% per annum and (ii) the total net interest rate applicable over the life of the Groupe Canal+ Loan, it being understood that such rate shall never be lower than an arm's-length market interest rate (the "MAXIMUM INTEREST RATE")

         The Loan shall bear interest at the Interest Rate based on a 360-day year until actual repayment of the Loan or the relevant portion thereof.

         The Interest Rate shall be applied to the deemed principal amount of 30 million Euros or the relevant portion thereof outstanding at any time.

2.       PAYMENT OF INTEREST

         Interest for each Interest Period, subject to Section 3.1, shall be due and payable no later than 12 months following the end of the relevant Interest Period. Interest for the final Interest Period shall be due and payable on the Repayment Date. Any unpaid interest shall be paid at the latest on the Repayment Date, at which time any adjustment to the total net interest rate, pursuant to
Section 3.1 (b) above, shall also be made. Notwithstanding the foregoing, the parties irrevocably agree that the failure to pay interest when due at any time other than the Repayment Date shall not constitute a default hereunder and that the only remedy for any failure to pay interest at any time other than the Repayment Date shall be the annual compounding of such interest to the extent permitted by law.

                                    SECTION 4
                               STATUS OF THE LOAN

         The Loan shall at all times rank at least PARI PASSU in right of payment to all other indebtedness created, issued or assumed by the Borrower, unless reclassified pursuant to a mandatory provision of applicable law.


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                                    SECTION 5
                  REPRESENTATION AND WARRANTIES OF THE BORROWER

         The Borrower hereby represents and warrants to the Lender that as of the date of signing of this Agreement:

                  (i) it is a joint stock company duly organized and validly existing under the laws of Poland;

                  (ii) the Agreement has been signed by duly authorized representatives of the Borrower and constitutes a legal, binding and enforceable obligation of the Borrower;

                  (iii) it is not in default under any financial indebtedness in an amount exceeding EURO 10,000 or its equivalent in any foreign currency;

                  (iv)     no Event of Default has occurred and is continuing;

                  (v) no litigation, arbitration or administrative proceedings is pending or threatened against the Borrower or any of its assets which could reasonably be expected to materially and adversely affect the Borrower's ability to perform its obligations under this Agreement; and

                  (vi) all consents and filings have been obtained which are necessary for the carrying on of its business and all such consents and filings are in full force and effect.

                                    SECTION 6
                                    PAYMENTS

1.       REPAYMENT

         The Loan shall be repaid in full not later than on the Repayment Date in the amount being the PLN equivalent of 30 million Euros calculated using the best exchange rate of Euro to PLN, on the basis of the bank's commercial purchase rate for Euro which the Borrower can obtain in good faith from its bank, being Societe Generale Bank (Warsaw Office) on the Repayment Date.



2.       PAYMENT

         Unless otherwise agreed by the Lender and the Borrower, any payments under this Agreement shall be made in PLN, in immediately available funds, by deposit to the bank account indicated by the Lender to the Borrower in writing; PROVIDED, that any such payment amount shall be equal to the PLN equivalent of such payment amount in Euro using the best exchange rate of Euro to PLN, on the basis of the bank's commercial purchase rate for Euro which the Borrower can obtain in good faith from its bank, being Societe Generale Bank (Warsaw Office) on the date of each such payment. Payments received from the Borrower


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shall be applied to discharge indebtedness in the following order:

                  (i)      interest on the Loan payable pursuant to Section 3.1;

                  (ii) any other amounts payable by the Borrower pursuant to this Agreement other than unpaid principal of the Loan; and

                  (iii)    unpaid principal of the Loan.

3.       PREPAYMENT

         The Borrower may prepay the Loan, in whole or in part, together with interest accrued thereon, or any other amounts due to the Lender under this Agreement, at any time; PROVIDED, that the amount of interest payable on any prepaid principal amount shall be equal to the present value of interest that the Lender would have received assuming an interest rate of EURIBOR (as adjusted each Interest Period in accordance with the terms of the Loan) plus three and a half percent (3.5%) on the prepaid principal amount from the Effective Date until such prepayment, less all interest already paid on such principal amount.

4.       NO SET-OFFS

         All payments to be made under this Agreement shall be made without set-off, and free and clear of and without deduction for or on account of any present or future taxes imposed, levied, or assessed by the Republic of Poland or any other jurisdiction, unless the Borrower is compelled to make payment subject to any such tax. In the event that amounts must be so withheld, the Borrower shall pay such additional amounts as would be necessary in order that the amounts received by the Lender after such withholding or deduction shall equal the amount which would have been receivable hereunder in the absence of such withholding or deduction. The foregoing requirements may be waived by the Lender in writing.

5.       EXPENSES

         The Borrower shall pay any tax or stamp duty levied in connection with this Agreement.



                                    SECTION 7
                         EVENTS OF DEFAULT; ACCELERATION

1.       ACCELERATION FOR DEFAULT AND OTHERWISE

         The Lender may, by notice to the Borrower, declare the principal of, and all accrued interest on, the Loan (together with any other amounts accrued or payable under this Agreement) immediately due and payable, if any of the events specified below (each an "EVENT OF DEFAULT") shall have occurred and be continuing after the date hereof:

                  (i) the Borrower shall have failed to pay when due and payable any principal of the Loan as required by this Agreement;

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                  (ii)     the Borrower shall have defaulted in the performance
                           of any of its other material obligations under this Agreement and such default shall continue for a period of thirty (30) days after the Borrower receives notice thereof;

                  (iii) any competent authority shall have nationalized, seized or expropriated any substantial part of the Borrower's property, or shall have taken control of such property, or shall have taken any action that would prevent the Borrower from carrying on a substantial part, or all, of its business or operations and such action shall not have been remedied for a period of thirty (30) days after the Borrower receives notice thereof;

                  (iv) any adverse change in the financial condition, business, assets, prospects or results of operations of the Borrower shall have occurred;

                  (v) the Borrower shall have defaulted on the performance of any of its material obligations under any of its licenses or any applicable Polish broadcasting regulations;

                  (vi) any financial indebtedness of the Borrower (x) in excess of EURO 100,000 in the aggregate shall not have been paid when due or within any applicable grace period, or (y) in excess of EURO 500,000 in the aggregate shall have become due and payable before its normal maturity; or

                  (vii) the Borrower shall be the subject, or shall have itself filed, any proceedings with a view to the prevention or resolution of business difficulties (or any similar actions), bankruptcy or other liquidation of any kind and such motion shall remain undismissed for a period of sixty (60) days after the Borrower receives notice thereof.

2.       AUTOMATIC ACCELERATION

         Any amounts accrued or payable under this Agreement shall become immediately due and payable, without any notice from the Lender, if the Borrower shall have been dissolved or if a bankruptcy, liquidation or similar settlement is decreed.

3.       REPORTING

         The Borrower shall provide the Lender prompt notice of the occurrence of any event specified in this Section 7, together with the description of steps that the Borrower is taking to remedy such event.

                                    SECTION 8
                                  MISCELLANEOUS

1.       NOTICES


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         Any notice to be made under this Agreement to the Lender or to the
Borrower shall be in writing, in English and shall be deemed duly made when delivered by hand, airmail, telex or telefax at the address specified below, or at such other address as such party shall have designated by notice to the remaining party:

         If to the Lender:          Polska Telewizja Cyfrowa Wizja TV Sp. z o.o.
                                    ul. Szturmowa 2A
                                    02-678 Warsaw
                                    Poland
                                    Attention: Management Board
                                    Fax: +48.22.701.0716

         If to the Borrower:        Telewizyjna Korporacja Partycypacyjna S.A.
                                    Kawalerii No. 5
                                    00-468 Warsaw
                                    Poland
                                    Attention: Management Board
                                    Fax: +48.22.625.2693

2.       LANGUAGE OF AGREEMENT

         This Agreement has been executed in an English version and a Polish version. It is expressly agreed that, in the event of any discrepancy between the English and Polish version, the English version shall prevail.

3.       DISPUTE RESOLUTION

         All disputes arising out of this Agreement or related hereto, shall be amicably settled by the Parties in good faith negotiations. If any dispute hereunder is not resolved amicably within 30 days from the date of a pertinent request by a Party, it will be settled finally by the Arbitration Court at the National Chamber of Commerce.

         The Arbitration shall be conducted in Warsaw in accordance with the Arbitration Rules of the Arbitration Court at the National Chamber of Commerce, subject to the following stipulations. The proceedings shall be conducted in both Polish and English, according to the needs of the Parties. The arbitration court shall be composed of three arbitrators, one appointed by the claimant(s), one appointed by the defendant(s), and one appointed jointly by the arbitrators appointed by the claimant(s) and defendant(s). The third arbitrator shall chair the arbitration court. If any of the Parties to a dispute fails to appoint its arbitrator within the period specified in the arbitration rules, or the two arbitrators fail to appoint the chairman of the arbitration panel, then the Chairman of the Arbitration Court of the National Chamber of Commerce in Warsaw shall act as an "appointing authority" within the meaning of the arbitration rules. The arbitration award shall be final and enforceable in any court of competent jurisdiction and the Parties agree to comply with it voluntarily within 10 days from its receipt.

         The foregoing provisions of this Section represent an arbitration clause which excludes the jurisdiction of common courts and constitutes an agreement for adjudication by an arbitration court (ZAPIS NA SAD POLUBOWNY) within the meaning of Art. 697 of the Code of


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Civil Procedure.

4.       EFFECTIVE DATE

         This Agreement shall enter into full force and effect on the Effective Date without any further action by any party.

5.       TERM OF THE AGREEMENT

         This Agreement shall continue in force until all amounts payable hereunder shall have been fully paid in accordance with the provisions hereof.

6.       ASSIGNMENT; MODIFICATION

         The Borrower hereto may not assign its rights or obligations under this Agreement without the consent of the Lender. The Lender may assign its right or obligations under this Agreement without the consent of the Borrower to any affiliate (as defined in the Contribution and Subscription Agreement) of United Pan-Europe Communications N.V. This Agreement may not be modified except in writing signed by both parties.

7.       GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of Poland.

8.       NO THIRD PARTY BENEFICIARIES

         This Agreement is solely for the benefit of the Lender and the Borrower and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon any third party any remedy, claim, liability, reimbursement, cause of action or other right.




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                                                                Execution Copy

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in two originals as of the date first written above.



POLSKA TELEWIZJA CYFROWA WIZJA TV SP. Z O.O.


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TELEWIZYJNA KORPORACJA PARTYCYPACYJNA


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